JNL Series Trust 485BPOS

Ex. 99.28(d)(9)(iii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and Causeway Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Causeway Capital Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective August 30, 2024 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the appointment of the Sub-Adviser to provide certain sub-investment-advisory services to the JNL Multi-Manager International Equity Fund, effective April 27, 2026.

Whereas, Parties have agreed to amend the Agreement to add the JNL Multi-Manager International Equity Fund (for the portion of assets managed by Causeway Capital Management LLC) and its fees, effective April 27, 2026.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 27, 2026:

Section 1. “Appointment of Sub-Adviser”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The second paragraph of Section 1. “Appointment of Sub-Adviser” is hereby deleted and replaced in its entirety with the following:

“The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided. The Sub-Adviser’s written consent is required for additions that cause JNL/Causeway International Value Select Fund assets to exceed $3.0 billion. The Sub-Adviser’s written consent is required for additions that cause the Sub-Adviser’s portion of JNL Multi-Manager International Small Cap Fund assets to exceed $400 million. The Sub-Adviser’s written consent is required for additions that cause the Sub-Adviser’s portion of JNL Multi-Manager International Equity Fund assets to exceed $500 million”

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2026, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2026, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2026.

Jackson National Asset Management, LLC		Causeway Capital Management LLC
By:	/s/ Emily J. Bennett		/s/ Gracie V. Fermelia
By:
Name:	Emily J. Bennett	Name:	Gracie V. Fermelia
Title:	VP and Deputy General Counsel	Title:	Chief Operating Officer

Schedule A

Dated April 27, 2026

Funds
JNL/Causeway International Value Select Fund
JNL Multi-Manager International Equity Fund (for the portion of assets managed by Causeway Capital Management LLC)
JNL Multi-Manager International Small Cap Fund (for the portion of assets managed by Causeway Capital Management LLC)

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL/Causeway International Value Select Fund
Average Daily Net Assets	Annual Rate
$0 to $1 billion	0.35%
$1 billion to $2 billion	0.325%
Over $2 billion	0.30%

JNL Multi-Manager International Equity Fund (for the portion of assets managed by Causeway Capital Management LLC)
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

JNL Multi-Manager International Small Cap Fund (for the portion of assets managed by Causeway Capital Management LLC)
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

B-1